Exhibit 4.9

Loan Agreement

This Loan Agreement (this “Agreement”) is made and entered into by and between the Parties below as of May 23, 2011 in Beijing:

(1)         Beijing Bona New World Media Technology Co., Ltd. (the “Lender”), an enterprise organized and existing under the laws of the People’s Republic of China (the “PRC”), with its address at Room B-209-6, No.2 building, No.1 Nongda South Road, Haidian District, Beijing;

(2)         Dong Yu (the “Borrower”), a citizen of the PRC with Chinese Identification No.: 110105197101041157.

Each of the Lender and the Borrower shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1.              The Borrower holds part of equity interests of Beijing Bona Film and Culture Communications Co., Ltd. (hereinafter referred to as “Bona Film”). Bona Film is engaged in culture and art communication, film and television planning, etc., with its registered address in Beijing and registered capital in the amount of RMB 40,000,000. Borrower contributed RMB 39,200,000 and holds 98% of the equity interests of Bona Film (hereinafter referred to as “Borrower’s Original Equity”); Yu Hai contributed RMB 800,000 and holds 2% of the equity interests of Bona Film;

2.              Borrower intends to subscribe to newly increased registered capital in the amount of RMB 10,000,000 of Bona Film. After the capital increase, the registered capital of Bona Film will be RMB 50,000,000, among which, Borrower contributed RMB 49,200,000 and held 98.4% of the equity interests of Bona Film (hereinafter referred to as “Borrower Equity”); Yu Hai contributed RMB 800,000 and held 1.6% of the equity interests of Bona Film;

3.              Lender intends to provide and Borrower agrees to accept a loan which shall be used for the purposes set forth in this Agreement.

After friendly consultation, the Parties agree as follows:

1                     Loan

1.1                     In accordance with the terms and conditions of this Agreement, Lender agrees to lend an interest-free loan in the amount of RMB 10,000,000 to Borrower (the “Loan”). The term of the Loan shall be 10 years from the execution date of this Agreement, which may be extended upon a mutual written consent of the Parties. In the event that any one of the following circumstances occurs during the term or the extended term of the Loan, Borrower shall repay all the amount of the Loan immediately:

1.1.1                    30 days elapse after Borrower receives a written notice from Lender requesting repayment of the Loan;

1.1.2                    Borrower dies or has no or limited capacity for civil acts;

1.1.3                    Borrower ceases (for any reason) to be an employee of Lender, Bona Film or their affiliates;

1.1.4                    Borrower engages or is involved in criminal activities;

1.1.5                    According to the applicable laws of the PRC, foreign investors are permitted to invest in the business that is currently conducted by Bona Film in the PRC with a controlling stake and/or in the form of wholly-foreign-owned enterprises, the relevant competent authorities of China begin to approve such investments, and Lender’s holding company decides to exercise the equity option under Article 4.1.1 described in this Agreement.

1.2                     Lender agrees to remit the Loan to bank account designated by the borrower within 20 days after receiving the written notice for using the Loan from Borrower, provided that all the condition precedents described in Article 2 have been satisfied. Borrower shall issue the receipt confirmation to Lender at the same day when the Loan is received. The Loan provided by Lender under this Agreement shall inure to Borrower’s benefit only and not to Borrower’s successors or assigns.

1.3                     Borrower agrees to accept the aforementioned Loan provided by Lender, and hereby agrees and warrants using the Loan to increase the registered capital of Bona Film, which engages in culture and art communication, film and television planning, etc.. After the capital increase, Borrower will be a shareholder holding 98.4% of the equity interests of Bona Film. Borrower agrees to, within 30 days after receiving the Loan, complete the capital increase of Bona Film, revise the company’s articles of association, hold Borrower’s Equity and provide the copies of the whole set of the copies of the filing documents with the competent administration for industry and commerce, the renewed business license and the renewed articles of association of Bona Film to Lender or any other person designated by Lender. Without Lender’s prior written consent, Borrower shall not use the Loan for any purpose other than as set forth herein.

1.4                     Lender and Borrower hereby agree and acknowledge that any proceeds from the transfer of the Borrower Equity (to the extent permissible) shall be used by the Borrower to repay the Loan to Lender, in accordance with this Agreement and in the manner designated by Lender.

2                     Conditions Precedent to the Loan

As long as all of the conditions listed below have been satisfied or waived by Lender in a written form , Lender is obligated to provide the Loan to Borrower pursuant to Article 1.1.

2.1           Lender receives the formal notice issued by Borrower as described in Article 1.2 on time.

2.2           Borrower’s representations and warranties in Article 3.2 are true, complete, accurate and not misleading.

2.3           Borrower has not violated any covenant made in Article 4 of this Agreement, and there is not or will not be any event that may affect the Borrower’s fulfillment of its obligations under this Agreement.

3                     Representations and Warranties

3.1            From the execution date of this Agreement to the date when this Agreement is terminated, Lender hereby makes the following representations and warranties to Borrower:

3.1.1                    Lender is a corporation duly incorporated and legally existing in accordance with the laws of the PRC;

3.1.2                    Lender has the legal capacity to execute and perform this Agreement. The execution and performance by Lender of this Agreement is consistent with Lender’s scope of business and the provisions of Lender’s articles of association, or other organizational documents, and Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

3.1.3                    This Agreement constitutes Lender’s legal, valid and enforceable obligations upon execution.

3.2            From the execution date of this Agreement to the date when this Agreement is terminated, Borrower hereby makes the following representations and warranties:

3.2.1                    Borrower has the legal capacity to execute and perform this Agreement. Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

3.2.2                    This Agreement constitutes Borrower’s legal, valid and enforceable obligations upon execution; and

3.2.3                    There are no disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower.

4                     Borrower’s Covenants

4.1                     As and when he becomes, and for so long as he remains a shareholder of Bona Film, Borrower covenants irrevocably that during the term of this Agreement, Borrower shall cause Bona Film:

4.1.1                    to execute an Amended Voting Trust and Equity Purchase Option Agreement (“Option Agreement”) with Borrower, Lender, holding company of Lender, the other shareholders of Bona Film, pursuant to which, Borrower shall irrevocably grant to Lender’s holding company an exclusive option for acquiring all the Borrower Equity.

4.1.2                    to strictly abide by the provisions of the Option Agreement and the Exclusive Technology and Consulting Service Agreement (“Service Agreement”) by and between Bona Film and Lender, and to refrain from any action/omission that may affect the effectiveness and enforceability of Option Agreement and Service Agreement.

4.1.3                    to provide Lender with all of the information on the business operations and financial condition of Bona Film at Lender’s request.

4.1.4                    to immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Company’s assets, business or income;

4.2                     Borrower covenants that during the term of this Agreement, he shall:

4.2.1                    complete the capital increase of Bona Film pursuant to the PRC laws within 30 days after receiving the Loan, and register the newly increased paid-up capital according to the amended article of association; Bona Film will be a limited liability corporation without foreign investment, the registered capital of which shall be RMB 50,000,000, and Borrower holds 98.4% of the equity interests of Bona Film.

4.2.2                    pay all the capital (and/or increased capital) that Borrower should pay in connection with Borrower Equity, and provide the capital verification report to Lender issued by qualified accounting firms in connection with the paid up capital (and/or increase capital).

4.2.3                    endeavor to keep Bona Film engaged in its principle businesses of culture and art communication, film and television planning as described in the business license; endeavor to complete the registration of capital increase after receiving Loan, and provide Lender the copies of the whole set of the copies of the filing documents with the competent administration for industry and commerce, the renewed business license and the amended articles of association, and won’t change the original business of Bona Film without Lender’s prior written consent.

4.2.4                    to execute an Amended Voting Trust and Equity Purchase Option Agreement (“Option Agreement”) with Lender, holding company of Lender, the other shareholders of Bona Film, pursuant to which, Borrower shall irrevocably grant to Lender’s holding company an exclusive option for acquiring all the equity interests of Borrower; to execute an Amended Equity Pledge Agreement (“ Pledge Agreement”) with Lender, and the other shareholders of Bona Film, pursuant to which, Borrower will pledge all the Borrower Equity to Lender to secure the performance of the obligations under Service Agreement.

4.2.5                    Strictly abide by the provisions of this Agreement, the Pledge Agreement and the Option Agreement, perform his obligations under this Agreement, the Pledge Agreement and the Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Pledge Agreement and the Option Agreement.

4.2.6                    not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in Borrower Equity, or allow the other encumbrance thereon, except in accordance with the Pledge Agreement.

4.2.7                    cause the shareholders’ meeting and/or the board of directors of Bona Film not to approve, without the prior written consent of Lender, the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in Borrower Equity, or allow the encumbrance thereon o, except to Lender or the person designated by Lender.

4.2.8                    cause the shareholders’ meeting and/or the board of directors of the Bona Film not to approve the merger or consolidation with any person, or its acquisition of or investment in any person, without the prior written consent of Lender.

4.2.9                    immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Equity.

4.2.10             to the extent necessary to maintain his ownership of the Borrower Equity, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims.

4.2.11             without the prior written consent of Lender, refrain from any action /omission that may have a material impact on the assets, business and liabilities of Bona Film.

4.2.12             appoint any designee of Lender as director of Bona Film, at the request of Lender.

4.2.13             in the event that Lender’s holding company or any person designated by Lender purchases Borrower Equity from Borrower in accordance with the provisions of the Option Agreement, use such purchase price obtained thereby to repay the Loan to Lender; and

4.2.14             without the prior written consent of Lender, not to cause Bona Film to supplement, change, or amend its articles of association in any manner, increase or decrease its registered capital or change its share capital structure in any manner.

5                     Default Liability

5.1                     If a Party commits a breach of this Agreement that causes the failure of performance of the Agreement in whole or in part, and leads to a liability for default, such Party shall compensate the other party for the loss (including the relevant litigation costs and attorney fees); if the Parties are both in breach of this Agreement, each party shall be commensurately liable according to the actual situation.

5.2                     In the event that Borrower fails to perform the repayment obligations set forth in this Agreement, Borrower shall pay overdue interest of 0.01% per day for the outstanding payment, until the day Borrower repays the full principal of the Loan, overdue interests and other payable amounts.

6                     Notices

6.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be written in Chinese, delivered personally or sent by mail, or by facsimile transmission to the address set forth below and other appointed address. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:(a) Notices given by personal delivery shall be deemed effectively given on the date of delivery; (b) Notices given by mail shall be deemed effectively given on the date of 10 days after the postage paid by registered airmail days or on the fourth day after the delivery of courier service recognized around the world; and (c) Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

6.2                     For the purpose of notices, the addresses of the Parties are as follows:

Lender:	Beijing Bona New World Media Technology Co., Ltd.
Address:	Room B-209-6 of No.2 building, No.1 Nongda South Road, Haidian District, Beijing, China
Attn:	Dong Yu

Borrower:	Dong Yu
Address:	No.1, 10th floor of fourteenth Building, Dongdaqiao Road, Chaoyang District, Beijing, China

6.3                     Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

7                     Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information.  Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section.  Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement. No matter this Agreement is terminated for any reason, but this term is still in force.

8                     Governing Law and Dispute Resolution

8.1           The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of the PRC.

8.2           In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing and in Chinese. The arbitration award shall be final and binding on all Parties.

8.3           Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

9                     Miscellaneous

9.1           This Agreement should become effective upon execution by the Parties, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

9.2           This Agreement shall be written in Chinese in two copies, each Party having one copy. The two copies shall have equal legal validity.

9.3           This Agreement may be amended or supplemented through written agreement by and between Lender and Borrower. Such written amendment agreement and/or supplementary agreement executed by and between Lender and Borrower are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

9.4           In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

9.5           The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Loan Agreement as of the date aforesaid at the beginning of this Agreement.

Lender:  Beijing Bona New World Media Technology Co., Ltd.

By:	/s/ Dong Yu

Name:	Dong Yu
Title:	The legal representative

Borrower:	Dong Yu

By:	/s/ Dong Yu